Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of ZW Data Action Technologies Inc. (“the Company”) on Form S-8 of our report dated June 28, 2024, with respect to our audits of the consolidated financial statements of the Company as at December 31, 2023 and for the year then ended, which report is included in the Annual Report on Form 10-K (File No. 001-34647, filed with the SEC on June 28, 2024) of the Company for the year ended December 31, 2023.

ARK Pro CPA & Co.

Hong Kong, China

March 19, 2024

PCAOB ID: 3299